June 28, 2011

Board of Directors
instaCare Corp.
Westlake Village, CA

Dear Sirs:

We hereby consent to the incorporation by reference in instaCare Corp.'s (Registrant File No. **000-33187**) Registration Statement on Form S-8 of our audit report dated April 12, 2010, relating to the Consolidated Financial Statements as at December 31, 2009.

Beckstead and Watts, LLP

/s/ Beckstead and Watts, LLP